Exhibit 99.1  Press Release

PRESS RELEASE
January 31, 2006
                          For further information contact:
                          David M. Bradley
                          Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                          825 Central Avenue
                          Fort Dodge, Iowa 50501
                          515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES ANNUAL RESULTS FOR YEAR END 2005 AND STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $3.20 diluted earnings per share for the year ended December 31, 2005, compared to diluted earnings per share of $3.34 for the year ended December 31, 2004. The Company's net income was $5.0 million for the year ended December 31, 2005, compared to $5.4 million for the year ended December 31, 2004.

The Company's net income was $1.16 million, or diluted earnings per share of $0.75, for the fourth quarter of 2005, compared to net income of $1.31 million, or diluted earnings per share of $0.83, for the fourth quarter of 2004. The decrease in net income for the quarter was primarily due to the recognition of an $111,000, or diluted earnings per share of $0.07, write-down of other real estate owned, net of income taxes.

Net interest income for the year ended December 31, 2005 was $13.7 million, compared to net interest income of $13.4 million for the year ended December 31, 2004. The increase in net interest income was due primarily to an increase in interest-earning assets, offset in part by a decrease in the net interest margin. The net interest spread of 2.83% for the year ended December 31, 2005 represented a decrease from the net interest spread of 3.02% for the year ended December 31, 2004. The net interest margin of 3.05% for the year ended December 31, 2005 represented a decrease from the net interest margin of 3.22% for the year ended December 31, 2004.

The Company's provision for loan losses was $260,000 and $240,000 for the years ended December 31, 2005 and 2004, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $6.5 million and $6.1 million for the years ended December 31, 2005 and 2004, respectively. The increase in noninterest income was primarily due to an increase in fees associated with checking accounts, including overdraft fees, and loan prepayment fees, offset in part by an other-than-temporary impairment of securities available-for-sale and a decrease in abstract fees.

The Company's noninterest expense was $12.4 million and $11.3 million for the years ended December 31, 2005 and 2004, respectively. The increase in noninterest expense was primarily due to increases in employee salaries and benefits expenses and other operating expenses, which included the write-down of other real estate owned.
                                     -MORE-

The Company's provision for income taxes was $2.5 million and $2.5 million for the years ended December 31, 2005 and 2004, respectively. The provision for income taxes remained steady primarily due to the decrease in income before income taxes, offset in part by the limited deductibility of the other-than-temporary impairment of securities available-for-sale.

Total assets at December 31, 2005 were $485.2 million, compared to $462.7 million at December 31, 2004. The increase in assets consisted primarily of increases in loans, premises and equipment, and cash and cash equivalents, offset in part by a decrease in securities available-for-sale. Net loans increased by $23.0 million, or 5.6%, to $430.3 million at December 31, 2005 from $407.3 million at December 31, 2004. At December 31, 2005, net loans consisted of $210.8 million of one-to-four family real estate loans, $85.8 million of commercial real estate loans, $73.5 million of multi-family real estate loans, and $60.2 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Premises and equipment, net, increased by $1.1 million, or 10.8%, to $11.0 million at December 31, 2005 from $9.9 million at December 31, 2004. The increase in premises and equipment was primarily due to the initial construction costs associated with the construction of a new branch office located at the Jordan Creek Town Center in West Des Moines, Iowa and the expansion of the Crossroads branch in Fort Dodge, Iowa. Cash and cash equivalents increased $0.7 million, or 9.1%, to $8.6 million at December 31, 2005, compared to $7.9 million at December 31, 2004. Securities available-for-sale decreased $2.4 million, or 10.4%, to $20.7 million at December 31, 2005 from $23.1 million at December 31, 2004. The decrease in securities available-for-sale consisted primarily of a decrease in investments in mortgage-backed and municipal securities, offset in part by a decrease in unrealized losses and an increase in investment in FHLB stock.

Deposits increased $18.0 million, or 5.7%, to $334.3 million at December 31, 2005 from $316.3 million at December 31, 2004. Other borrowed funds increased $1.5 million, or 1.5%, to $102.4 million at December 31, 2005 from $101.0 million at December 31, 2004. The increase in the deposits and borrowed funds were used primarily to fund loan growth.

Nonperforming assets were 0.36% of total assets as of December 31, 2005, compared to 0.37% of total assets as of December 31, 2004. The allowance for loan losses was $3.3 million, or 0.76% of total loans, at December 31, 2005, compared to $3.2 million, or 0.77% of total loans, at December 31, 2004.

Stockholders' equity was $44.3 million at December 31, 2005, compared to $41.5 million at December 31, 2004. Stockholders' equity increased by $2.7 million primarily due to earnings, the exercise of stock options, and a decrease in unrealized loss on securities available-for-sale, offset in part by stock repurchases and declared dividends. Book value, or stockholders' equity per share, at December 31, 2005 was $29.37, compared to $27.14 at December 31, 2004. The ratio of stockholders' equity to total assets was 9.1% at December 31, 2005, compared to 9.0% at December 31, 2004.

All stockholders of record on December 15, 2005, received a quarterly cash dividend of $0.29 per share on January 6, 2006. As of December 31, 2005, the Company had 1,507,703 shares of common stock outstanding.

During the year ended December 31, 2005, the Company repurchased a total of 50,932 shares of common stock, or approximately 3.3% of its outstanding shares of common stock at prevailing market prices averaging $38.23 per share.

The Company also announced that it will commence a new stock repurchase program. The program authorizes the Company to repurchase up to 100,000 shares, or 6.63%, of its 1,507,703 outstanding shares of common stock and will remain open until all shares authorized for repurchase have been repurchased. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

North Central Bancshares, Inc. serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.'s actual results, and could cause North Central Bancshares, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)        December 31, 2005      December 31, 2004
                                                                -----------------      -----------------
 Assets
    Cash and cash equivalents                                     $    8,640             $    7,918
    Securities available-for-sale                                     20,708                 23,106
    Loans (net of allowance of loan loss of $3,326 and
       $3,235, respectively)                                         430,278                407,316
    Goodwill                                                           4,971                  4,971
    Other assets                                                      20,594                 19,424
                                                                  ----------             ----------

       Total assets                                               $  485,191             $  462,735
                                                                  ==========             ==========

 Liabilities
    Deposits                                                      $  334,338             $  316,334
    Other borrowed funds                                             102,444                100,975
    Other liabilities                                                  4,131                  3,892
                                                                  ----------             ----------
       Total liabilities                                             440,913                421,201

 Stockholders' equity                                                 44,278                 41,534
                                                                  ----------             ----------

    Total liabilities and stockholders' equity                    $  485,191             $  462,735
                                                                  ==========             ==========

 Stockholders' equity to total assets                                   9.13%                  8.98%
                                                                  ==========             ==========

 Book value per share                                             $    29.37             $    27.14
                                                                  ==========             ==========

 Total shares outstanding                                          1,507,703              1,530,530
                                                                  ==========             ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                         For the Three Months             For the Years
                                                          Ended December 31,            Ended December 31,
                                                          2005          2004           2005          2004
                                                       ------------------------------------------------------
Interest income                                         $ 6,752        $ 6,297        $26,272        $24,757
Interest expense                                          3,368          2,888         12,607         11,367
                                                        -------        -------        -------        -------
    Net interest income                                   3,384          3,409         13,665         13,390
Provision for loan loss                                      80             55            260            240
                                                        -------        -------        -------        -------
    Net interest income after provision for loan loss     3,304          3,354         13,405         13,150
Noninterest income                                        1,647          1,473          6,548          6,060
Noninterest expense                                       3,355          2,945         12,439         11,315
                                                        -------        -------        -------        -------
    Income before income taxes                            1,596          1,882          7,514          7,895
Income taxes                                                436            573          2,499          2,496
                                                        -------        -------        -------        -------
    Net income                                          $ 1,160        $ 1,309        $ 5,015        $ 5,399
                                                        =======        =======        =======        =======

Basic earnings per share                                $  0.77        $  0.85        $  3.29        $  3.47
                                                        =======        =======        =======        =======
Diluted earnings per share                              $  0.75        $  0.83        $  3.20        $  3.34
                                                        =======        =======        =======        =======


                                                               For the Three Months                      For the Years
Selected Financial Ratios                                       Ended December 31,                    Ended December 31,

                                                            2005                2004               2005                2004
                                                       ----------------------------------------------------------------------
Performance ratios
    Net interest spread                                     2.76%               3.00%              2.83%               3.02%
    Net interest margin                                     2.97%               3.19%              3.05%               3.22%
    Return on average assets                                0.96%               1.15%              1.05%               1.21%
    Return on average equity                               10.51%              12.58%             11.57%              12.97%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)             66.69%              60.33%             61.54%              58.18%